Exhibit 99.1

Acushnet Holdings Corp. Announces
Third Quarter and Year-to-Date 2021 Financial Results

Third Quarter and Year-to-Date 2021 Financial Results
•Third quarter net sales of $521.6 million, up 8.0% year over year, up 7.0% in constant currency; up 25.0% compared to 2019
•Year-to-date net sales of $1,727.4 million, up 45.0% year over year, up 40.9% in constant currency; up 31.6% compared to 2019
•Third quarter net income attributable to Acushnet Holdings Corp. of $39.3 million, down $23.9 million year over year; up $9.5 million compared to 2019
•Year-to-date net income attributable to Acushnet Holdings Corp. of $205.3 million, up $130.9 million year over year; up $102.1 million compared to 2019
•Third quarter Adjusted EBITDA of $70.3 million, down 29.1% year over year; up 26.0% compared to 2019
•Year-to-date Adjusted EBITDA of $333.3 million, up 80.1% year over year; up 70.4% compared to 2019
•Share repurchase program authorization increased by $100.0 million in October

FAIRHAVEN, MA – November 4, 2021 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and nine months ended September 30, 2021.
“The company delivered a strong third quarter performance, with sales growth versus both last year and pre-pandemic 2019 levels, despite being constrained by supply chain disruptions across all of our segments,” said David Maher, Acushnet’s President and Chief Executive Officer.

Maher continued, “Our golf ball segment performed well against difficult year-over-year comparisons with robust demand across all models and markets. Double digit growth in our Titleist club and FootJoy golf wear segments were fueled by our next generation T-Series irons, continued success of our TSi metals and innovative new FootJoy footwear and apparel products. Our KJUS golf business continues to flourish both in the United States and Europe.

“Looking ahead, we anticipate supply chain disruptions to continue throughout the fourth quarter and into 2022. Despite these challenges, we are raising our full-year 2021 guidance. We remain committed to rewarding shareholders through our dividend program and today announced the expansion of our existing $100 million share repurchase program to $200 million.

I am proud of my fellow associates who continue to navigate a complex and dynamic supply chain environment and rise up to these near-term challenges while most importantly keeping our long-term strategies their top priority.”

Summary of Third Quarter 2021 Financial Results

	Three months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$521.6	$482.9	$38.7	8.0%	$33.6	7.0%
Net income attributable to Acushnet Holdings Corp.	$39.3	$63.2	$(23.9)	(37.8)%
Adjusted EBITDA	$70.3	$99.2	$(28.9)	(29.1)%

Consolidated net sales for the quarter increased by 8.0%. On a constant currency basis, consolidated net sales were up 7.0%. The increase in net sales on a constant currency basis resulted from an increase of $20.4 million in FootJoy golf wear primarily related to higher average selling prices in apparel and footwear categories, an increase of $13.9 million in Titleist golf clubs primarily driven by higher average selling prices and an increase of $1.8 million in Titleist golf gear. These increases were partially offset by a $4.6 million decrease in Titleist golf balls. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.

On a geographic basis, net sales in the United States increased by 4.2% in the quarter primarily driven by an increase of $9.1 million in Titleist golf clubs and an increase of $8.2 million in FootJoy golf wear, partially offset by a decrease of $8.1 million in Titleist golf balls.

Net sales in regions outside the United States were up 12.9% and up 10.5% on a constant currency basis. In Korea, the increase in net sales was primarily due to an increase in FootJoy golf wear and in Japan the increase in net sales was primarily due to an increase in Titleist golf clubs.

Segment specifics:
•1.7% decrease in net sales (2.7% decrease on a constant currency basis) of Titleist golf balls, largely due to sales volume declines in our performance golf balls and AVX models as a result of manufacturing and supply chain disruptions.

•12.3% increase in net sales (11.5% increase on a constant currency basis) of Titleist golf clubs, largely due to higher average selling prices across all product categories and higher volumes of drivers and fairways, partially offset by lower volumes in wedges, putters and irons due to supply chain constraints.

•5.2% increase in net sales (4.1% increase on a constant currency basis) of Titleist golf gear, largely due to higher average selling prices and sales volumes in golf bag and travel gear product categories.

•18.9% increase in net sales (17.6% increase on a constant currency basis) in FootJoy golf wear, largely due to higher average selling prices and sales volumes in apparel and footwear product categories, partially offset by lower sales volumes in our glove category due to supply chain constraints.

Net income attributable to Acushnet Holdings Corp. decreased by $23.9 million to $39.3 million, year over year, primarily as a result of a decrease in income from operations, partially offset by a decrease in income tax expense.
Adjusted EBITDA was $70.3 million, down 29.1% year over year. Adjusted EBITDA margin was 13.5% for the third quarter versus 20.5% for the prior year period.
Summary of First Nine Months 2021 Financial Results

	Nine months ended September 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$1,727.4	$1,191.7	$535.7	45.0%	$487.6	40.9%
Net income attributable to Acushnet Holdings Corp.	$205.3	$74.4	$130.9	175.9%
Adjusted EBITDA	$333.3	$185.1	$148.2	80.1%

Consolidated net sales for the first nine months increased by 45.0%. On a constant currency basis, consolidated net sales were up 40.9% largely due to sales volume increases across all reportable segments, as rounds of play and consumer demand for golf-related products remained elevated during the first nine months of 2021, coupled with the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.

On a geographic basis, net sales in the United States increased by 44.5% in the nine month period driven by an increase of $99.4 million in Titleist golf balls, an increase of $87.5 million in Titleist golf clubs, an increase of $65.3 million in FootJoy golf wear and an increase of $21.7 million in Titleist golf gear, all driven by the same factors discussed above.

Net sales in regions outside the United States were up 45.5% and up 37.0% on a constant currency basis. The increase in net sales in all regions was primarily driven by increased sales across all reportable segments also driven by the same factors discussed above.

Segment specifics:
•39.8% increase in net sales (36.6% increase on a constant currency basis) of Titleist golf balls, largely due to higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021 combined with the adverse impact of government-ordered shutdowns in the second quarter of 2020.

•55.1% increase in net sales (51.5% increase on a constant currency basis) of Titleist golf clubs, largely due to higher sales volumes in all product categories except wedges and higher average selling prices across all product categories. The decrease in sales volumes of wedges was primarily due to supply chain constraints. Also contributing to the increase was the adverse impact of government-ordered shutdowns in the second quarter of 2020.

•37.0% increase in net sales (32.9% increase on a constant currency basis) of Titleist golf gear, largely due to sales volume increases across all product categories combined with the adverse impact of government-ordered shutdowns in the second quarter of 2020.

•46.8% increase in net sales (42.0% increase on a constant currency basis) in FootJoy golf wear, largely due to increased sales volumes and higher average selling prices across all product categories. Also contributing to the increase was the adverse impact of government-ordered shutdowns in the second quarter of 2020.

Net income attributable to Acushnet Holdings Corp. improved by $130.9 million to $205.3 million, year over year, primarily as a result of an increase in income from operations, partially offset by an increase in income tax expense.
Adjusted EBITDA was $333.3 million up 80.1% year over year. Adjusted EBITDA margin was 19.3% for the first nine months versus 15.5% for the prior year period.

Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.165 per share of common stock. The dividend will be payable on December 17, 2021 to shareholders of record on December 3, 2021. The number of shares outstanding as of October 29, 2021 was 73,629,759.
During the quarter, the Company repurchased 242,420 shares of common stock on the open market at an average price of $50.58 for an aggregate of $12.3 million. On October 20, 2021, Acushnet's Board of Directors authorized the Company to repurchase up to an additional $100.0 million of its issued and outstanding common stock, bringing the total authorization up to $200.0 million.

Impact of COVID-19 on our Business
In March 2020, the World Health Organization declared a pandemic related to the novel coronavirus (“COVID-19”), which led to government-ordered shutdowns of non-essential businesses, travel restrictions and restrictions on public gatherings and, as a result, our results of operations for the second quarter and first half of 2020 were negatively impacted. As restrictions were eased, the game of golf experienced a surge in rounds of play around the world, which resulted in increased demand for our products. On a Company-wide basis, we quickly began to experience demand pressures across all brands and product categories, which challenged, and continue to challenge, our supply chain and our ability to service our trade partners and golfers.
During the first nine months of 2021, rounds of play remained high and we continued to see an increase in demand for our products, leading to increased sales volumes across all reportable segments. However, during this period, we also experienced supply chain disruptions causing shortages of various raw materials and increased freight charges.
While government-ordered shutdowns and restrictions have eased in most regions and mass vaccination programs are underway, the emergence of virus variants and resurgences of positive cases has led to an increase in restrictions in some regions and could prompt increased restrictions in other regions, which could further disrupt our supply chain. Although we have seen increased rounds of play and demand for golf-related products, over the course of the pandemic, this could change as mass vaccination programs continue to advance and restrictions are further eased on other activities.

2021 Outlook
The Company expects full-year consolidated net sales to be approximately $2,080 to $2,110 million and Adjusted EBITDA to be approximately $305 to $325 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 26.1% to 28.0%. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, including incremental closures of global markets and additional supply chain disruptions. The Company plans to share additional details of the 2021 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on November 4, 2021 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2021 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission ("SEC") on February 25, 2021 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Net sales	$521,629	$482,932	$1,727,364	$1,191,675
Cost of goods sold	252,792	230,911	813,362	582,242
Gross profit	268,837	252,021	914,002	609,433
Operating expenses:
Selling, general and administrative	199,787	153,724	586,411	436,982
Research and development	14,597	10,611	39,947	34,963
Intangible amortization	1,967	1,964	5,909	5,875
Restructuring charges	—	518	—	13,250
Income from operations	52,486	85,204	281,735	118,363
Interest expense, net	1,147	3,831	6,611	12,356
Other expense, net	939	3,186	3,170	8,050
Income before income taxes	50,400	78,187	271,954	97,957
Income tax expense	10,475	14,141	62,882	21,183
Net income	39,925	64,046	209,072	76,774
Less: Net income attributable to noncontrolling interests	(661)	(830)	(3,765)	(2,368)
Net income attributable to Acushnet Holdings Corp.	$39,264	$63,216	$205,307	$74,406

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.53	$0.85	$2.75	$1.00
Diluted	0.52	0.84	2.73	0.99
Weighted average number of common shares:
Basic	74,533,652	74,448,733	74,656,837	74,498,841
Diluted	75,301,431	75,082,805	75,292,647	75,017,229

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash, cash equivalents and restricted cash ($12,085 and $6,843 attributable to the FootJoy golf shoe joint venture ("JV"))	$320,506	$151,452
Accounts receivable, net	300,331	201,518
Inventories ($12,503 and $13,830 attributable to the FootJoy JV)	325,488	357,682
Prepaid and other assets	101,640	89,155
Total current assets	1,047,965	799,807
Property, plant and equipment, net ($10,402 and $10,538 attributable to the FootJoy JV)	217,757	222,811
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	211,936	215,186
Intangible assets, net	467,380	473,533
Deferred income taxes	58,586	80,060
Other assets ($2,198 and $2,239 attributable to the FootJoy JV)	71,601	75,158
Total assets	$2,075,225	$1,866,555
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$589	$2,810
Current portion of long-term debt	17,500	17,500
Accounts payable ($11,416 and $8,702 attributable to the FootJoy JV)	138,535	112,867
Accrued taxes	62,868	40,952
Accrued compensation and benefits ($1,624 and $1,454 attributable to the FootJoy JV)	96,434	82,290
Accrued expenses and other liabilities ($4,146 and $3,699 attributable to the FootJoy JV)	126,753	101,260
Total current liabilities	442,679	357,679
Long-term debt	301,038	313,619
Deferred income taxes	4,327	3,821
Accrued pension and other postretirement benefits	102,588	121,929
Other noncurrent liabilities ($2,209 and $2,261 attributable to the FootJoy JV)	48,529	52,128
Total liabilities	899,161	849,176
Redeemable noncontrolling interest	1,386	126
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,855,036 and 75,666,367 shares issued	76	76
Additional paid-in capital	941,771	925,385
Accumulated other comprehensive loss, net of tax	(102,365)	(96,182)
Retained earnings	365,205	199,776
Treasury stock, at cost; 2,114,277 and 1,671,754 shares (including 299,894 of accrued share repurchases as of December 31, 2020)	(66,474)	(45,106)
Total equity attributable to Acushnet Holdings Corp.	1,138,213	983,949
Noncontrolling interests	36,465	33,304
Total shareholders' equity	1,174,678	1,017,253
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$2,075,225	$1,866,555

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine months ended September 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$209,072	$76,774
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	30,816	31,058
Unrealized foreign exchange gains	(1,721)	(518)
Amortization of debt issuance costs	1,337	961
Share-based compensation	20,822	10,077
Loss on disposals of property, plant and equipment	146	2
Deferred income taxes	16,633	1,739
Changes in operating assets and liabilities	2,986	47,018
Cash flows provided by operating activities	280,091	167,111
Cash flows from investing activities
Additions to property, plant and equipment	(19,210)	(15,387)
Cash flows used in investing activities	(19,210)	(15,387)
Cash flows from financing activities
Repayments of short-term borrowings, net	(2,177)	(14,232)
Repayments of term loan facility	(13,125)	(13,125)
Purchases of common stock	(30,146)	(6,976)
Debt issuance costs	—	(966)
Dividends paid on common stock	(37,058)	(34,550)
Dividends paid to noncontrolling interests	(1,360)	(4,302)
Payment of employee restricted stock tax withholdings	(3,946)	(496)
Cash flows used in financing activities	(87,812)	(74,647)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(4,015)	1,342
Net increase in cash, cash equivalents and restricted cash	169,054	78,419
Cash, cash equivalents and restricted cash, beginning of year	151,452	34,184
Cash, cash equivalents and restricted cash, end of period	$320,506	$112,603

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Third Quarter Net Sales by Segment

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$167.2	$170.1	$(2.9)	(1.7)%	$(4.6)	(2.7)%
Titleist golf clubs	135.6	120.8	14.8	12.3%	13.9	11.5%
Titleist golf gear	46.6	44.3	2.3	5.2%	1.8	4.1%
FootJoy golf wear	137.9	116.0	21.9	18.9%	20.4	17.6%
Third Quarter Net Sales by Region

	Three months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$282.6	$271.3	$11.3	4.2%	$11.3	4.2%
EMEA	68.9	65.4	3.5	5.4%	0.7	1.1%
Japan	47.9	42.3	5.6	13.2%	7.4	17.5%
Korea	75.8	61.5	14.3	23.3%	12.3	20.0%
Rest of world	46.4	42.4	4.0	9.4%	1.9	4.5%
Total net sales	$521.6	$482.9	$38.7	8.0%	$33.6	7.0%

Nine Months Net Sales by Segment

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$543.1	$388.5	$154.6	39.8%	$142.0	36.6%
Titleist golf clubs	444.3	286.4	157.9	55.1%	147.6	51.5%
Titleist golf gear	164.7	120.2	44.5	37.0%	39.5	32.9%
FootJoy golf wear	462.0	314.7	147.3	46.8%	132.2	42.0%
Nine Months Net Sales by Region

	Nine months ended				Constant Currency
	September 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$906.6	$627.5	$279.1	44.5%	$279.1	44.5%
EMEA	246.9	174.2	72.7	41.7%	52.7	30.3%
Japan	149.9	102.0	47.9	47.0%	49.0	48.0%
Korea	251.8	177.8	74.0	41.6%	58.9	33.1%
Rest of world	172.2	110.2	62.0	56.3%	47.9	43.5%
Total net sales	$1,727.4	$1,191.7	$535.7	45.0%	$487.6	40.9%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income attributable to Acushnet Holdings Corp.	$39,264	$63,216	$205,307	$74,406
Interest expense, net	1,147	3,831	6,611	12,356
Income tax expense	10,475	14,141	62,882	21,183
Depreciation and amortization	10,178	10,487	30,816	31,058
Share-based compensation	7,012	3,674	20,822	10,077
Restructuring & transformation costs (1)	—	643	—	13,710
Other extraordinary, unusual or non-recurring items, net (2)(3)	1,517	2,417	3,099	19,960
Net income attributable to noncontrolling interests	661	830	3,765	2,368
Adjusted EBITDA	$70,254	$99,239	$333,302	$185,118
Adjusted EBITDA margin	13.5%	20.5%	19.3%	15.5%
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(1)Relates to severance and other costs associated with management's program to refine our business model and improve operational efficiencies.
(2)The three and nine months ended September 30, 2021 include pension settlement costs of $0.5 million and $2.1 million, respectively, related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program, as well as other immaterial unusual or non-recurring items, net.
(3)The nine months ended September 30, 2020 include salaries and benefits paid for associates who could not work due to government mandated shutdowns, fringe benefits paid for furloughed associates, spoiled raw materials, incremental costs to support remote work and the cost of additional health and safety equipment of $13.5 million. The three and nine months ended September 30, 2020 also includes $1.2 million and $5.1 million of pension settlement costs related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement plan as part of management’s approved restructuring program, as well as other immaterial unusual or non-recurring items, net.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2021, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and other extraordinary, unusual or non-recurring items, net.